EXHIBIT 10.39

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

DATED October 17, 2003

Glycyx Pharmaceuticals, Ltd.

-and-

Chong Kun Dang Pharmaceutical Corporation

License Agreement

Republic of Korea

Table of Contents

1.	DEFINITIONS	1

2.	REPRESENTATIONS AND WARRANTIES	4

3.	GRANT	5

4.	DEVELOPMENT	6

5.	COMMERCIALISATION	7

6.	TRADE NAMES	8

7.	PAYMENTS TO GLYCYX	8

8.	REPORTS AND ADVERSE EFFECTS	9

9.	PAYMENT TERMS	9

10.	INFRINGEMENT	10

11.	CONFIDENTIALITY	10

12.	PATENT PROSECUTION AND MAINTENANCE	11

13.	TERM AND TERMINATION	12

14.	RIGHT OF FIRST NEGOTIATION	14

15.	INDEMNITY	15

16.	FORCE MAJEURE	16

17.	ASSIGNMENT	16

18.	MISCELLANEOUS	17

THIS LICENSE AGREEMENT (“Agreement”) is made the 17th day of October 2003 (“Effective Date”)

BETWEEN:

(1)	Glycyx Pharmaceuticals, Ltd a subsidiary company of Salix Pharmaceuticals, Limited incorporated in Delaware having its principal place of business at 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615 USA (“Glycyx”); and

(2)	Chong Kun Dang Pharmaceutical Corporation, a company incorporated in the Republic of Korea having its principal place of business at 368, 3-ga, Chungjeong-ro, Seodaemun-gu, Seoul 120-756, Republic of Korea (“CKD”).

WHEREAS:

A.	By an agreement dated 22 August 2001 between Biorex Laboratories Limited (“Biorex”) and Glycyx, Biorex granted to Glycyx an exclusive license in respect of certain intellectual property rights of Biorex in a human pharmaceutical product for certain Asian territories, including the Republic of Korea, with the right to sublicense.

B.	Glycyx has agreed to grant to CKD and CKD has agreed to accept a sublicense of such rights for the Republic of Korea on the terms of this agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	For the purposes of this Agreement, the terms defined in this Clause shall have the meanings specified below:

“Affiliate”	means any corporation or other entity which controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

“Approved Price”	means the price for each [*] of Product approved by the relevant regulatory authorities in the Territory prior to Launch of such Product in the Territory, for reimbursement and other purposes.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC

“Balsalazide”	means 5-[4(2-Carboxyethelcarbamoyl)-phenylazo]- salicylic acid disodium salt dihydrate.

“CKD GI Product”	means a pharmaceutical product which CKD itself (not in a collaboration with or by license from a Third Party) intends to develop and commercialise for one or more indications in the field of gastroenterology and/or hepatology and which shall be subject to the right of first negotiation under Clause 14.

“Glycyx Fees”	means the fees payable to Glycyx under Clause 7.1.

“Glycyx Territory”	means North America.

“KW”	means Korean Won, the lawful currency in the Territory.

“Launch”	means a commercial launch of the Product in the Territory after an MA for such Product has been granted supported by such marketing expense and support and launched in such quantities as may be appropriate for the Product to have a significant effect on total sales of any similar or competitive product in the Territory.

“Liabilities”	is as defined in Clause 15.1.

“MA”	means an approval granted by the Korean Food and Drug Administration for the marketing of a Product in the Territory, and, if required for marketing of the Product in the Territory, pricing approval for such Product.

“Manufacturing Technology”	means all methods, processes, designs, data, procedures and other information owned by or licensed to Glycyx or its Affiliates or within the control of Glycyx or its Affiliates on terms whereby Glycyx is permitted to license the same to third parties, during the Term, reasonably required for commercial manufacture of Products, including, without limitation, final quality assurance-quality control procedures, manufacturing procedures (including conditions, times, temperatures, pressures and rates), product and raw material specifications, and other technology related thereto.

“Patent Rights”	means all rights of Glycyx in the Territory to any subject matter claimed in or covered by any of the following:

(i) patent no(s). PCT/SE98/00455 and PCT/US95/00055 and any continuations, continuation-in-part, divisions, substitutions, renewals, reissues and extensions thereof;

(ii)    Any and all other patent rights, now existing or hereafter acquired (including applications therefor), pertaining to the subject matter described in paragraph (a) above, or that are otherwise related to Balsalazide, or to prodrugs, analogs or isomers thereof or improvements of any of the foregoing, obtained in the Territory.

“Products”	means products incorporating Balsalazide, whether or not such products are covered by the Patent Rights, or any other material whose manufacture, use or sale by an unlicensed third party would constitute an infringement of any Valid Claim included within the Patent Rights.

“Report”	means any report prepared pursuant to Clauses 4.6 or 8.1.

“Salix”	means Salix Pharmaceuticals, Inc., a company incorporated under the laws of California having its principal place of business at 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, USA, a Glycyx Affiliate.

“Sublicense”	has the meaning given by Clause 3.2.3.

“Sublicensee”	has the meaning given by Clause 3.2.3.

“Supplies”	means any and all of the following:

(a) Products, and

(b)    components of Products including, without limitation, ingredients, intermediates, Balsalazide chemical or pharmaceutical dosage forms of Products sold by CKD or its Affiliates to Third Parties for (i) further processing or packaging, and/or (ii) sale by Third Parties.

“Technical Information”	means all formulae, raw material and product specifications, designs and procedures, formulation data, processes and methods, pharmacology, toxicology and other pre-clinical tests results, clinical trials data and results, know-how, trade secrets, inventions and other scientific, medical, technical and marketing data and information, including all patent and other intellectual property rights thereto, which:

(a) are owned or controlled by, or licensed to, Glycyx or its Affiliates on terms whereby Glycyx is permitted to license the same to Third Parties during the Term, and

(b) that are reasonably necessary for the development, sale or use of Products.

“Territory”	means the Republic of Korea.

“Third Party”	means any entity other than Glycyx or CKD and their respective Affiliates.

“Trade Names”	means the trade names “Colazide” and “Colazal”

“Valid Claim”	means a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Authorisation. Glycyx represents and warrants to CKD that;

2.1.1	it has the full right and authority to grant the licenses and rights provided in this Agreement and perform its obligations hereunder;

2.1.2	to the best of Glycyx’s knowledge, CKD may exercise the licenses and rights granted to it under this Agreement without conflict with, restrictions to or infringement of any rights or alleged rights of any person or entity; and

2.1.3	Glycyx has not, and will not during the term of this Agreement, make any commitment or incur any obligation in conflict with the licenses granted in this Agreement.

2.2	No other Representations. Except to the extent provided in this Clause 2, Glycyx makes no representations, extends no warranties of any kind, either expressed or implied, with respect to use, sale, or other disposition by CKD or its Sublicensees or its vendees or other transferees of Products licensed under this Agreement. THE WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 2 BY GLYCYX ARE EXCLUSIVE AND NO OTHER WARRANTY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, IS EXPRESSED OR IMPLIED.

3.	GRANT

3.1	Grant. Glycyx hereby grants to CKD the exclusive right and license under the Patent Rights, the Technical Information and the Manufacturing Technology to develop, have developed, make, have made, market, distribute, use, sell and have sold Products in the Territory.

3.2	Sublicenses.

3.2.1	The license granted to CKD under Clause 3.1 above shall include the right to grant Sublicenses within the Territory. CKD shall provide Glycyx with a copy of any Sublicense issued hereunder, which copy shall be maintained in confidence pursuant to Clause 11. Notwithstanding the foregoing, except as provided in Clause 3.2.4 CKD shall not grant to any Third Party a sublicense or marketing rights for the manufacture or sale of a Product in the Territory without first obtaining Glycyx’s consent, which consent shall not be withheld unreasonably and notwithstanding the grant of any Sublicense, CKD shall remain solely liable for the performance of its obligations hereunder.

3.2.2	In the event that CKD receives from a Sublicensee hereunder notice of a default by CKD that would give rise to a termination of the Sublicense agreement, CKD shall promptly provide such notice to Glycyx. Except where Glycyx enters into an agreement with the Sublicensee to provide an alternative arrangement in such circumstances, CKD shall ensure that the Sublicense agreement shall provide that, in the event of such a breach by CKD and a failure by CKD to cure the breach within the cure period specified in the Sublicense agreement, Glycyx will have an additional period to cure the breach and to assume CKD’s rights under the Sublicense agreement.

3.2.3	Subject to Clause 3.2.4, in this Agreement the term “Sublicense” shall mean any agreement under which CKD grants to a Third Party (the “Sublicensee”) rights to:

(a)	market, promote, and/or distribute Products in the Territory using Supplies purchased from CKD; and/or

(b)	make, have made, use and/or sell or have sold Products in the Territory.

3.2.4	The following types of arrangements shall not be Sublicenses hereunder:

(a)	subcontracting of Third Parties to develop the Product or new Products for CKD; or

(b)	subcontracting of Third Parties to manufacture the Products or ingredients for supply to CKD or its Sublicensees only.

3.3	Documentation. Glycyx and CKD agree to execute and file such formal patent licenses and similar instruments as the other party may reasonably request to evidence or perfect the licenses granted herein.

4.	DEVELOPMENT

4.1	Clinical Development and MAs. CKD shall use commercially reasonable efforts to

4.1.1	obtain all necessary MAs to market a Product within the Territory as soon as possible after the date hereof;

4.1.2	obtain an Approved Price [*];

4.1.3	effect at its sole cost such additional pre-clinical and clinical studies as may be necessary in order to apply for and obtain an MA for the Product in the Territory Provided that it shall keep Glycyx fully informed of the nature and extent of any such additional studies required and the conduct and progress of such studies and its timetable and proposals for obtaining an MA for the Product.

4.2	Technical Information. Glycyx shall promptly on execution of this Agreement, supply to CKD all Technical Information within its possession or control. Thereafter, Glycyx shall promptly provide to CKD, and in any event at least semi-annually, all Technical Information that it develops or acquires after the date hereof. In addition, Glycyx shall use all reasonable efforts to provide to CKD all information generated or developed by or for other licensees of Glycyx and to permit CKD to use such information to the same extent it may use Technical Information under the terms of this Agreement and to cross-reference regulatory filings in respect of Product made by such other Glycyx licensees. In the event that Glycyx does not obtain from any other licensee of Glycyx the right to permit CKD to use such information, Glycyx shall not provide to such other licensee any information of CKD provided to Glycyx under Clause 4. 6 below.

4.3	Manufacturing Technology Glycyx shall at the request of CKD, in the event that CKD wishes to effect manufacture of Balsalazide or Product, promptly provide to CKD all Manufacturing Technology within its possession or control reasonably required in connection with the manufacture of Balsalazide or Product. Thereafter, Glycyx shall promptly provide to CKD, and in any event at least semi-annually, all such Manufacturing Technology that it develops or acquires after such date.

4.4	Supply of Product. In connection with any studies effected by CKD under clause 4.1.3 or otherwise in connection with any application for an MA by CKD, Glycyx shall provide to CKD such supplies of Balsalazide and/or Product (at cost to Glycyx) as CKD may reasonably require for such purposes.

4.5	Technical Assistance. Glycyx shall at the request of CKD, provide to CKD such reasonable technical assistance as is in Glycyx’s control, with respect to the clinical testing, the progress of any application for a MA or the manufacture of Products. Glycyx will be reimbursed by

CKD its reasonable out-of-pocket expenses incurred in rendering such assistance, in accordance with a budget therefore agreed between the parties.

4.6	Progress Reports. CKD shall provide to Glycyx quarterly reports describing in reasonable detail its progress in developing and securing an MA for the Products. Such obligation shall continue until Launch of the first Product, after which such reports shall be provided semi-annually. Reports will be provided promptly and in any event within 45 days of the end of the relevant quarter or six monthly period.

4.7	Translations CKD may (at its sole cost and expense) translate any materials or information supplied to it by Glycyx into Korean as may reasonably be required in connection with the exploitation of its rights under this Agreement. All rights in the translation shall vest in CKD, provided that it shall use such translation only in connection with the exploitation of its rights granted hereunder and in so far as the same is a translation of any Confidential Information of Glycyx it shall at all times deal with such translation as Confidential Information of Glycyx, in accordance with Clause 11.

5.	COMMERCIALISATION

5.1	Commercial Supply. Glycyx shall introduce CKD to its suppliers of Balsalazide and Product and shall assist CKD in commercial negotiations with such suppliers to enable CKD to obtain Balsalazide and /or Product at a price comparable to the price paid by Glycyx from time to time. If required in connection with obtaining such price, CKD shall cooperate with Glycyx in the provision of volume forecasts to the relevant supplier. Provided that CKD shall execute a separate and independent supply agreement with any such supplier and Glycyx shall not be liable in any manner for the supply by such supplier of Balsalazide or Product to CKD and CKD shall pay (in addition to any price comparable to the Glycyx price) shipping, insurance, customs and related taxes in respect of such supply.

5.2	Marketing. For each Product for which CKD (or its Sublicensee) has obtained an MA, CKD shall itself or shall procure that its Sublicensee shall use commercially reasonable efforts to procure:

5.2.1	Launch of such Product in the Territory within [*] days ([*]) days of receiving the MA; and

5.2.2	that after Launch it meets and develops the market demand for such Product in the Territory.

5.3	Termination for Failure to Market. If CKD (or its Sublicensee) fails to fulfil its obligations under Clause 5.2:

5.3.1	and fails to remedy such failure within [*] days after receiving a written request to do so, Glycyx shall have the right to terminate CKD’s exclusive rights hereunder upon written notice to CKD and in the event that Glycyx exercises such right, CKD shall permit Glycyx (or its licensee) to cross reference any data filed in connection with an MA or any granted MA, in connection with the approval of any Product in the Territory, required to permit Glycyx or its licensee to market a Product in the Territory;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC

5.3.2	and fails to effect Launch of such Product within [*] months after receiving the MA, Glycyx may terminate CKD’s rights under this agreement upon written notice to CKD, and the provisions of Clause 13 shall apply.

5.4	Sole Remedy for Failure to Market. Clause 5.3 sets forth Glycyx’s sole remedies for a failure by CKD to meet its obligations under Clause 5.2 and in the event that Glycyx exercises either the right to terminate exclusivity and / or the right to terminate this agreement, CKD shall have no further or additional liability to Glycyx in respect of such failure.

5.5	Excused Performance. In addition to the provisions of Clause 16, CKD’s obligations with respect to any Product under Clauses 4.1 or 5.2, are expressly conditioned upon the continuing absence of any adverse condition relating to the safety, quality or efficacy of that Product or any other restrictions or delays imposed or caused by governmental authorities, or other condition or event beyond CKD’s control that would reasonably justify CKD, after consultation with Glycyx, in exercising prudent and justifiable business judgment, to conclude that development or marketing of such Product should be delayed, suspended or stopped altogether, and CKD’s obligation to develop or market any such Product shall be delayed or suspended so long as any such condition or event exists, but for a maximum of five (5) years from the commencement of such delay or suspension.

6.	TRADE NAMES

6.1	Right to use. As between the parties, CKD shall have the right to supply Products in the Territory by reference to a Trade Name and to apply to register the Trade Names as a trade mark in the Territory.

6.2	No warranty. Glycyx makes no representation and gives no warranty that the Trade Name can be registered as a trade mark in the Territory or can be used in the Territory without infringing the rights of a Third Party. CKD acknowledges that so far as Glycyx is aware the Trade Name has not been used in the Territory and there is no registration of of the Trade Name in the Territory.

7.	PAYMENTS TO GLYCYX

7.1	Glycyx Fees. In consideration of the rights granted under this agreement CKD shall pay to Glycyx:

7.1.1	US$[*] ([*] US dollars) upon the date of execution of this Agreement; and

7.1.2	a further sum payable within 14 days of the date of MA (and determination of the Approved Price) which shall be:

(a)	US $[*] if the Approved Price is [*]; or

(b)	US $[*] if the Approved Price is [*]; or

(c)	US $[*] if the Approved Price is [*].

7.2	Third Party Royalties. In the event that CKD is required to pay to a Third Party any royalties on a Product with respect to technology incorporated in such Product other than the technology licensed hereunder, CKD will be solely responsible for such payment.

7.3	Withholding Taxes. All sums payable hereunder shall be paid in full without any set-off, deduction or withholding except any tax which CKD is required by law to deduct or withhold, and if CKD is required by law to make any such tax deduction or withholding, CKD shall do all in its power which may be necessary to enable or assist Glycyx to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give Glycyx proper evidence as to the deduction or withholding any payment over the tax deducted or withheld.

8.	REPORTS AND ADVERSE EFFECTS.

8.1	Reports. Following Launch of a Product in the Territory, CKD shall furnish to Glycyx on a semi-annual basis a written report covering post-marketing surveillance of adverse events reported to CKD pursuant to standard reporting practices required by the regulatory authorities in the Territory. CKD shall report all serious adverse events to Glycyx within the time frames required of CKD to report such events to the regulatory authorities in the Territory.

8.2	Adverse Effects. Glycyx shall promptly provide CKD with all information known or available to Glycyx relating to any adverse effects which may arise in connection with the Products.

9.	PAYMENT TERMS

9.1	Payment method. All payments due hereunder shall be made by electronic bank transfer into a bank account of Glycyx designated and notified to CKD for such purpose.

9.2	Currency Conversion. All payments to Glycyx shall be made in U.S. Dollars.

9.3	Exchange Control. Notwithstanding Clause 9.2 if at any time legal restrictions prevent the prompt remittance of payment, payment shall be made through such lawful means or methods as Glycyx may designate.

9.4	Late Payments. Any payment that is not paid on or before the date such payment is due shall bear interest to the extent permitted by applicable law at the then-current U.S. prime rate, as published in The Wall Street Journal, Eastern U.S. Edition. plus [*] percent, calculated on the number of days such payment is delinquent. This Clause 9.4 shall in no way limit any other remedy available to either party.

10.	INFRINGEMENT

10.1	Infringement Rights. The provisions of this Clause 10 shall govern the parties’ rights and obligations, as between themselves, with respect to actions against and by Third Parties for infringement of Patent Rights or of patent rights owned by such Third Parties. In the event that either party learns of an infringement of the Patent Rights within the Territory, it shall promptly notify the other party.

10.2	Enforcement of Patent Rights.

10.2.1	CKD shall have the exclusive right to bring, direct and control any action to enforce the Patent Rights against infringers within the Territory and CKD will bear all costs and expenses incurred in such respect.

10.2.2	Glycyx shall cooperate with CKD, at CKD’s expense, in connection with any such action, including without limitation by joining as a party if necessary or appropriate and executing such documents as CKD may reasonably request.

10.3	Defence of a Third Party Claim.

10.3.1	CKD shall have the exclusive right to defend any action brought against it by a Third Party alleging infringement of any third party patent rights and CKD will bear all costs and expenses incurred in such respect.

10.3.2	Glycyx shall cooperate with CKD, at CKD’s expense, in connection with any such action.

11.	CONFIDENTIALITY

11.1	General. Except as expressly otherwise provided in this Agreement, each party shall hold in confidence and not use or disclose to any Third Party (other than employees, consultants, advisors, permitted Sublicensees and Third Parties with whom such party is considering entering into a business relationship who are similarly bound in writing) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas, or know-how of the other party that is identified in writing by the other party as confidential at the time of its disclosure or within thirty (30) days thereafter; provided that all Technical Information and Manufacturing Technology provided hereunder shall be deemed confidential (“Proprietary Information”) provided, however, that Proprietary Information of a disclosing party shall not include any part of such information :

11.1.1	which at the time of disclosure is published or otherwise generally available to the public;

11.1.2	which, after disclosure to the receiving party, is published or becomes generally available to the public through no breach of this Agreement by receiving party or the receiving party’s employees or agents; or

11.1.3	which the receiving party can show by documentary evidence was or is;

(a)	in its possession at the time of disclosure and not acquired directly or indirectly from the disclosing party; or

(b)	independently developed, without use of any Proprietary Information of the disclosing party.

11.2	Exceptions. A receiving party may disclose Proprietary Information of the disclosing party :

11.2.1	in connection with the order of a court of law or in compliance with laws or regulations relating to registration or sale of securities or

11.2.2	as required in connection with any application for regulatory approval for a Product; or

11.2.3	if such Proprietary Information is also rightfully acquired by the receiving party from a Third Party who, to the best of the receiving party’s knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent that the receiving party complies with any restrictions imposed by the Third Party; or

11.2.4	at any time after the expiry of this agreement in accordance with clause 13.1, or in the event of earlier termination, after the expiry of a period of five(5) years from the date of termination of this agreement.

11.3	Licensed Information. Any Proprietary Information of or used by Glycyx which is or may be subject to an exclusive licence to CKD hereunder, shall not be disclosed by Glycyx to any Third Party for use in the Territory except for purposes not inconsistent with such exclusive license and only pursuant to confidentiality and non-use restrictions at least as restrictive as those provided herein.

11.4	Terms of this Agreement. CKD and Glycyx agree not to disclose the financial terms or conditions of this Agreement to any Third Party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), except as required by applicable law or regulation, or to professional advisers, or to persons with whom CKD or Glycyx has entered into or proposes to enter into a business relationship for the purposes of raising capital to run their business, and then only under conditions of confidence.

12.	PATENT PROSECUTION AND MAINTENANCE

12.1	Control. CKD shall have the right to take such actions as are necessary or appropriate, with counsel of its choosing, to effect the patent applications within the Patent Rights and to obtain patent protection with respect to the subject matter therein within the Territory. In the event that CKD elects not to prosecute or maintain a patent application or patent within the Patent Rights, Glycyx shall have the right to do so at its own expense.

12.2	Expenses. The cost of CKD’s preparing, filing, prosecuting and maintaining all patent applications and patents within the Patent Rights shall be borne by CKD.

12.3	Co-operation. CKD shall provide Glycyx with copies of all material documentation after CKD’s receipt from or prior to submission to any governmental agency with jurisdiction in respect of the Patent Rights in the Territory so that Glycyx may be informed and appraised of the continuing prosecution and maintenance. CKD shall consult with Glycyx and its counsel concerning prosecution of any patent application and adopt reasonable suggestions made with respect thereto, and shall use its best efforts to amend any patent application to include claims reasonably requested by Glycyx and required to protect the Product contemplated to be sold under this Agreement. Glycyx shall make available to CKD or its authorised attorneys, agents or representatives, Glycyx’s employees, agents or consultants necessary or appropriate to enable CKD to file, prosecute and maintain patent applications and resulting patents within the Patent Rights. Glycyx shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to CKD.

13.	TERM AND TERMINATION

13.1	Expiration. Unless terminated earlier pursuant to this Clause 13, this Agreement shall expire upon whichever shall be the later of;

13.1.1	the date of expiry of the last to expire of the Patent Rights in the Territory; and

13.1.2	eight (8) years from the date of first Launch.

Upon expiration of this Agreement, CKD shall have an irrevocable, non-exclusive, royalty-free licence (with the right to sublicense) under the Technical Information and Manufacturing Technology to make, have made, use, sell and have sold Products in the Territory.

13.2	Termination for Cause. Either party may terminate this Agreement following the material breach of any material provision of this Agreement by the other party if the breaching party has not commenced to cure such breach within ninety (90) days after written notice thereof by the other party and thereafter proceeded diligently to cure such breach within a reasonable time; provided, that in no event shall such reasonable time to cure such breach exceed one hundred eighty (180) days from the date of such notice. In determining whether there has been a material breach of a material provision of this Agreement for purposes of this Clause 13.2, all of the circumstances of the breach shall be considered, including the breaching party’s conduct, the hardship of termination, the extent to which the breaching party has performed its obligations, the extent to which the non-breaching party will obtain the benefits it reasonably anticipated, and similar factors.

13.3	Termination by CKD. CKD shall have the right to terminate this Agreement and the licences granted herein, at any time, and from time to time, by giving notice in writing to Glycyx. Such termination shall be effective ninety (90) days from the date Glycyx receives such notice and all CKD’s rights associated therewith shall cease as of that date; provided, however, that if CKD revokes in writing its notice of termination before the end of such 90 day period, such notice of termination shall have no effect and the rights specified in such notice of termination shall not terminate.

13.4	Termination by Glycyx. Without prejudice to any other rights Glycyx may have to terminate under this Agreement:

13.4.1	if CKD ceases business or seeks protection from its creditors pursuant to the bankruptcy laws of its domicile or files or has filed against it a voluntary or involuntary bankruptcy procedure that is not dismissed within sixty (60) days or if a receiver or administrator is appointed for the benefit of its creditors or if it takes or suffers any similar action in consequence of debt with respect to all or substantially all of its assets; Glycyx shall have the right to terminate this Agreement forthwith by notice in writing.

13.4.2	if:

(a)	a Sublicensee terminates its Sublicense with CKD, by reason of any default or insolvency of CKD; and

(b)	Glycyx and the Sublicense have either:

(i)	prior to the date of the relevant Sublicense; or

(ii)	on the same day as the date of the relevant Sublicense; or

(iii)	after the date of the relevant Sublicense and with the consent of CKD, such consent not to be delayed or unreasonably withheld entered into an agreement under which Glycyx agrees, in the event of termination of the Sublicense, to grant a licence directly to the Sublicensee;

CKD’s rights and licenses under this Agreement shall terminate forthwith automatically.

13.5	Effect of Termination.

13.5.1	Upon a termination of this Agreement by CKD under Clause 13.3 above, or by Glycyx under Clause 13.4 above, or by Glycyx under Clause 13.2, or upon termination under Clause 5.3.2;

(a)	all licenses granted to CKD hereunder shall terminate; and

(b)	CKD shall (to the extent that any applicable Sublicense allows) transfer to Glycyx’ name (or as it may direct) all applications for an MA for a Product and all MAs granted in respect of the Products; and

(c)	CKD shall promptly deliver to Glycyx all Technical Information and Manufacturing Technology in its possession or control and all information relating to the Products created by it during the term of this agreement, in so far as the same may be of use in connection with the development and marketing of the Products in the Territory (including all clinical data generated by it);

(d)	all sums due and payable under Clause 7.1 shall remain due and payable and in no circumstances shall any payment made under Clause 7.1 be recoverable; and

(e)	CKD shall assign to Glycyx free of any payment therefore all its right title and interest (if any) to the Trade Names, including any registration thereof and all goodwill therein an all right title and interest of CKD in respect of any trade name used exclusively in connection with the Product in the Territory (including any registration of such trade name and all goodwill (if any) existing therein in connection with the Product).

13.5.2	Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

13.5.3	Upon termination of this Agreement by either party, CKD shall provide Glycyx with a written inventory of all Products in process of manufacture or in stock, and CKD (and its Affiliates and Sublicensees) shall have the right to dispose of such Products within a period of one hundred eighty (180) days from the effective date of termination only.

13.5.4	In event of any termination of this Agreement or any licenses granted hereunder, whether in whole or in part, any Sublicense rights granted by CKD hereunder shall survive at the option of the Sublicensee and Glycyx may (if so requested by the Sublicensee) assume the Sublicense or enter into such alternative arrangement preserving the rights of the Sublicensee as may be agreed between Glycyx and the Sublicensee direct.

13.5.5	Upon the expiration or termination of this Agreement for any reason, the parties’ rights and obligations under the following provisions shall survive: Clauses 11, 15 and 18; provided that the indemnification provision of Clause 15 shall survive only with respect to claims that are made prior to the expiry of a period of three (3) years after expiration or termination of this Agreement.

14.	RIGHT OF FIRST NEGOTIATION

14.1	The Parties acknowledge their mutual desire to explore a broader collaboration whereby Glycyx would develop and market CKD GI Products in the Glycyx Territory. Therefore, in addition to the exclusive rights granted to CKD in respect of the Product under Clause 2 CKD hereby grants to Glycyx a right of first negotiation with respect to rights to develop and exploit CKD GI Products in the Glycyx Territory.

14.2	During the period of [*] years from the date hereof CKD shall provide written notification to Glycyx of any opportunity in respect of a CKD GI Product (such notice, a “Product Notice”), which Product Notice shall be served promptly on any CKD GI Product being available for licensing outside the Territory. Such Product Notice shall contain a description in reasonable detail of the CKD GI Product(s) and such other information as may reasonably be required to enable Glycyx to assess the CKD GI Product opportunity. Upon request by Glycyx within [*] days after receipt of such Product Notice (the date of such receipt the “Notice Date” and such period the “Notice Period”), the Parties shall negotiate in good

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC faith towards an agreement granting to Glycyx exclusive rights in respect of the CKD GI Product in the Glycyx Territory. If Glycyx chooses not to request such negotiations, it shall so notify CKD promptly before the expiry of the Notice Period and if Glycyx makes no communication within the Notice Period, it shall be deemed to have not effected a request. If notwithstanding good faith negotiations the Parties do not enter into a definitive agreement within [*] days of the Notice Date (the “Negotiation Period”), CKD may proceed to grant rights or licenses to Third Parties with respect to all or a part of the CKD GI Product(s) opportunity offered to Glycyx provided that CKD shall not enter into a transaction in respect of the CKD GI Product(s) opportunity in the Glycyx Territory proposed by CKD to Glycyx with a Third Party on terms which, assessed as a whole, are materially less favourable to CKD than those proposed by Glycyx in the course of the good faith negotiations during the Negotiation Period.

14.3	The only obligations of CKD and Glycyx under this Clause 14 are as expressly stated therein, and there are no further implied obligations relating to the matters contemplated therein.

15.	INDEMNITY

15.1	CKD. Subject to Glycyx’s compliance with its obligations set forth in Clause 15.3 below, CKD agrees to indemnify and hold Glycyx, its Affiliates and their employees and agents harmless from and against any losses, claims, damages, liabilities or actions (including reasonable attorneys’ fees and court and other expenses of litigation) (collectively, the “Liabilities”) suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by the manufacture, use, sale or marketing of Product by CKD or its Sublicensees in the Territory Provided that CKD shall have no liability under this clause 15.1 if such Liability arises by reason of (or to the extent that such Liabilities arise by reason of;

15.1.1	any defect in any Balsalazide or Product supplied to CKD by Glycyx; or

15.1.2	the failure by Glycyx promptly to notify CKD of any Product recall effected in any other territory in which the Product may be sold or supplied; or

15.1.3	the failure by Glycyx promptly to notify CKD of any material adverse event of which Glycyx is aware in any territory which may reasonably be anticipated to require a Product recall in the Territory; or

15.1.4	the negligence, recklessness or intentional misconduct of Glycyx.

15.2	Glycyx. Subject to CKD’s compliance with its obligations set forth in Clause 15.3, Glycyx agrees to indemnify and hold CKD, its Affiliates, and Sublicensees and their employees and agents harmless from and against any Liabilities suffered or incurred in connection with third party claims for personal injuries or any Product recall to the extent caused by:

15.2.1	any defect in any Balsalazide or Product supplied to CKD by Glycyx; or

15.2.2	the failure by Glycyx promptly to notify CKD of any Product recall effected in any other territory in which the Product may be sold or supplied; or

15.2.3	the failure by Glycyx promptly to notify CKD of any material adverse event of which Glycyx is aware in any territory which may reasonably be anticipated to require a Product recall in the Territory; or

15.2.4	the negligence, recklessness or intentional misconduct of Glycyx.

Notwithstanding the foregoing, Glycyx shall not be obligated to indemnify CKD or its Affiliates, Sublicensees and their employees and agents with respect to Liabilities incurred or to the extent incurred by reason of the negligence, recklessness or intentional misconduct of CKD or its Affiliates, Sublicensees and their employees and agents.

15.3	Procedure. A party (the “Indemnitee”) that intends to claim indemnification under this Clause 15 shall promptly notify the other party (the “Indemnitor”) in writing of any Liabilities in respect of which the Indemnitee or any of its Affiliates, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The indemnity agreement in this Clause 15 shall not apply to amounts paid in settlement of any Liabilities if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Clause 15, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Clause 15. The Indemnitee under this Clause 15, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

16.	FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party or from fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

17.	ASSIGNMENT

This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however that either CKD or Glycyx may, without such consent, assign this Agreement and its rights and obligations hereunder to any Affiliate of such party in connection with the transfer of all or substantially all of its business relating to the Product to such Affiliate. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

18.	MISCELLANEOUS

18.1	Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Glycyx;

Glycyx Pharmaceuticals, Ltd

8540 Colonnade Center Drive

Raleigh

NC 27615

USA

Attention: President

(with a copy to Salix at the same address).

If to CKD;

Chong Kun Dang Pharmaceutical Corporation

368, 3-ga, Chungjeong-ro, Seodaemun-gu

Seoul 120-756

Republic of Korea

Attention: President

18.2	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, U.S.A., without regard to conflicts of laws provisions.

18.3	Dispute Resolution. Any dispute between the parties concerning this agreement or the matters contained in this Agreement which cannot be settled amicably between the parties shall be referred by the parties shall be referred to arbitration to a single independent arbitrator appointed and acting in accordance with the Rules of the London Court of International Arbitration. The seat of such arbitration shall be London, England provided that in the event that such arbitration is requested by CKD hearings shall be held in Raleigh, North Carolina, USA and in the event that such arbitration is requested by Glycyx hearings shall be held in Seoul, Korea.

18.4	Export Laws. Glycyx shall procure and maintain all U.S. export licenses required for it to transfer to CKD all Technical Information, Patent Rights and Manufacturing Technology

and shall comply with all other U.S. laws, regulations and governmental directives relating to the export of technical data, goods and services.

18.5	No Consequential Damages. EXCEPT AS PROVIDED IN CLAUSE 14, IN NO EVENT SHALL EITHER GLYCYX OR CKD OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, PRODUCTION, USE OR SALES) BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

18.6	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof in respect of the Territory. All express or implied agreements and understandings, either oral or written, heretofore made are expressly excluded provided that nothing in this Agreement shall speak to exercise or limit liability for fraud. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

18.7	Headings. The captions to the several Clauses and sub-clauses hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Clauses hereof.

18.8	Independent Contractors. It is expressly agreed that Glycyx and CKD shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Glycyx nor CKD shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorisation of the other party to do so.

18.9	Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

18.10	Further Assurances. CKD shall use commercially reasonable efforts to ensure that each of its Sublicensees and subcontractors (if any) shall observe and perform all the obligations and restrictions applicable to it under this Agreement.

18.11	Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

For and on behalf of: Glycyx Pharmaceuticals, Ltd.			For and on behalf of: Chong Kun Dang Pharmaceutical Corporation

Signed:	.signature	/s/ Carolyn J. Logan	Signed:	.signature	/s/ Jung-Wao Kim

Full Name:	Carolyn J. Logan		Full Name:	Jung-Wao Kim

Job Title:	President and CEO		Job Title:	President